Exhibit 10.4
AMENDMENT TO THE TOLL BROTHERS, INC.
STOCK INCENTIVE PLAN (1998)
     WHEREAS, the Board of Directors (the “Board”) of Toll Brothers, Inc. (the “Company”) has determined to amend the Toll Brothers, Inc. Stock Incentive Plan (1998) (the “Plan”) so as to provide for an option exchange program for certain employees.
     WHEREAS, the Board is authorized to amend the Plan pursuant to Section 10 of the Plan, subject to certain terms and conditions set forth therein.
     NOW, THEREFORE, the Plan is hereby amended, subject to the approval of this amendment by the Company’s stockholders, by the addition of a new Section 16 to read:

     “16. Option Exchange Program. Notwithstanding any other provision of the Plan to the contrary, including but not limited to Section 5 hereof, the Company, by action of the Executive Compensation Committee, may effect an option exchange program (the “Option Exchange Program”), to be commenced through one or more option exchange offers prior to March 12, 2009, provided that in no event may more than one offer to exchange be made for any outstanding option. Under any option exchange offer, Eligible Employees will be offered the opportunity to exchange Eligible Options (the “Surrendered Options”) for new Options (the “New Options”), as follows: (1) each New Option shall have a “value” (determined in accordance with a generally accepted option valuation method as of a date prior to the commencement of any exchange offer) equal to the value of the Surrendered Option; (2) the Executive Compensation Committee shall determine an exchange ratio for the Option Exchange Program consistent with the foregoing pursuant to which (a) each New Option shall represent the right to purchase fewer Option Shares than the Option Shares underlying the Surrendered Option, and (b) the per share exercise price of each New Option shall be not less than the fair market value of a share of Common Stock on the date of issuance of the New Option; (3) each Surrendered Option or portion thereof that is fully vested shall be exchanged for a New Option or portion thereof that is fully vested, and each Surrendered Option or portion thereof that is unvested shall be exchanged for a New Option or portion thereof with a vesting schedule that is the same as the Surrendered Option; and (4) each New Option shall have the same expiration date as the Surrendered Option. All other material terms of each New Option shall be substantially similar to the Surrendered Option exchanged therefor. “Eligible Employees” means employees of the Company other than executive officers (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended). “Eligible Options” means any Option other than a New Option where, as of a date specified by the terms of any exchange offer (which date shall be not more than ten business days prior to any exchange offer), the fair market value per share of the shares of Common Stock underlying the Option is 75% or less of the per share exercise price of the Option. Subject to the foregoing, the Executive Compensation Committee shall be permitted to determine additional terms, restrictions or requirements relating to the Option Exchange Program.”